Registration No. 333-204193

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQGP Holdings, LP

(Exact name of registrant as specified in its charter)

Delaware	30-0855134
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

(412) 395-2688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EQT GP SERVICES, LLC 2015 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Kirk R. Oliver

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

(412) 395-2688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Davidson

Mollie H. Duckworth

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the Registration Statement), File No. 333-204193, of EQGP Holdings, LP, a Delaware limited partnership formerly known as EQT GP Holdings, LP (EQGP), filed with the Securities and Exchange Commission on May 15, 2015. The Registration Statement registered 2,000,000 common units representing limited partner interests in EQGP (EQGP Common Units) under the EQT GP Services, LLC 2015 Long-Term Incentive Plan.

On January 10, 2019, Equitrans Midstream Corporation (ETRN) completed the purchase (the Buyout) of all outstanding EQGP Common Units (other than those owned by ETRN and its affiliates) pursuant to the exercise of the limited call right provided for in Section 15.1(a) of the Second Amended and Restated Agreement of Limited Partnership of EQGP, dated as of October 12, 2018. As a result of the Buyout, EQGP became an indirect wholly-owned subsidiary of ETRN.

As a result of the Buyout, EQGP has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by EQGP in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, EQGP hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 17, 2019.

EQGP HOLDINGS, LP

By:	EQGP Services, LLC,
its general partner

	By:	/s/ Kirk R. Oliver
		Name:	Kirk R. Oliver
		Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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